Exhibit 10.5

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT is made and entered into as of October 31, 2012 by and between Daybreak Oil & Gas, Inc., a Washington corporation (“Daybreak”) on the one hand, and Luberski, Inc., a California corporation (“Luberski”) on the other hand. Daybreak and Luberski may be collectively or singularly referred to hereafter as the “Parties” or the “Party.”

RECITALS

A.

WHEREAS, pursuant to a certain Loan Agreement dated 5/18/12, Luberski agreed to loan $1,500,000.00 to RTG Steel Company LLC, an Arizona limited liability company (“RTG”) and Daybreak to be repaid pursuant to the terms of the Loan Agreement (the “Loan”).  The Loan was personally guaranteed by David Wetmore, the managing member of RTG.

B.

WHEREAS, Daybreak and RTG are currently in default of their obligations under the aforementioned Loan Agreement.

C.

WHEREAS, as collateral to the Loan, Luberski holds a first position deed of trust against certain oil wells    owned by Daybreak (the “Collateral”) recorded on July 3, 2012, as Instrument No. 0212090484 of Official Records of the County of Kern, State of California.

D.

WHEREAS, the Parties wish to settle all amounts due and owing to Luberski under the Loan for a lump sum payment of $1,500,000.00 to be paid by Daybreak to Luberski pursuant to Luberski’s instructions.

E.

WHEREAS, as additional consideration of the settlement, Daybreak agrees to assign Luberski any indemnity rights that it has against RTG and/or personal guarantor under the Loan David Wetmore with respect to amounts due from RTG to Daybreak under the Loan, other than amounts due from RTG to Daybreak related to fees paid in connection with the Loan, which are expressly excluded.

F.

WHEREAS, Luberski agrees to reconvey its interest in any property of Daybreak serving as collateral under the Loan and to release Daybreak from any further obligation under the Loan whatsoever.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and for other further good and valuable consideration, including without limitation the mutual avoidance of further costs, inconvenience, and uncertainties relating to litigation, the Parties agree as follows.

AGREEMENT

1. Recitals. The Recitals set forth above are an integral part of this Settlement and Release, and shall be used in any interpretation of this Settlement and Release.

2. Daybreak Settlement Obligations.

a.

Upon payment by Daybreak to Luberski of $1,500,000.00, this Settlement and Release Agreement shall be deemed in full force and effect.  Daybreak shall pay such sums as previously instructed by Daniel Leibowitz, Esq., counsel for Luberski.

b.

Daybreak hereby irrevocably assigns to Luberski, without representation or warranty of any kind and without recourse, any written indemnification rights that it has with regards to Daybreak’s right to collect against RTG and/or any personal guarantors under the Loan related to damages incurred by Daybreak under the Loan, other than rights Daybreak has to collect against RTG and/or any personal guarantors under the Loan for amounts and damages incurred by Daybreak related to fees paid on behalf of RTG in the amount of approximately $53,667 in connection with the Loan, which amounts and damages relating thereto are expressly excluded from such assignment.  Notwithstanding the foregoing, Daybreak agrees that it will not pursue any indemnification rights it has against RTG unless and until Luberski recovers from RTG, collectively with the amounts paid by Daybreak pursuant to this Settlement and Release, amounts equal to 100% of the principal, interest, and royalties due and owing to it under the Loan as of the date hereof, which amount is acknowledged to be $800,000.00 after receipt of the payment described in paragraph 2(a) above.  The acknowledged balance is an estimate based on the interest accrued on the Loan and RTG’s projected minimum sales during the Loan term.

SETTLEMENT AND RELEASE AGREEMENT

3. Luberski Settlement Obligations.  Luberski shall promptly provide a properly executed Full Reconveyance of the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated May 18, 2012 and recorded on July 3, 2012, as Instrument No. 0212090484 (the “Reconveyance Document”), which Reconveyance Document, when filed in the Official Records of the County of Kern, State of California is intended to free the Collateral free from all restrictions, liens, encumbrances or other rights, title or interests whatsoever in favor of Luberski.  Luberski agrees to take all further actions as are reasonably requested by Daybreak and necessary to accomplish the intent of this paragraph.

4. Release. Upon fulfilling Daybreak’s Settlement Obligations as described in paragraph 2 above, Luberski unconditionally, irrevocably and absolutely releases and discharges Daybreak, and its officers, agents and employees (collectively, the "Daybreak Released Parties"), from any and all past or future obligations under the Loan Agreement, and from any and all claims related in any way to the transactions or occurrences between them, to the fullest extent permitted by law, including, but not limited to, the Loan Agreement or the transactions contemplated thereby, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Loan Agreement or the transactions contemplated thereby.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys' fees, costs and expenses.  Luberski expressly waives its right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Luberski or on Luberski’s behalf, related in any way to the matters released herein.  Luberski acknowledges that it may discover facts or law different from, or in addition to, the facts or law that Luberski knows or believes to be true with respect to the claims released in this Settlement and Release and agrees, nonetheless, that this this Settlement and Release and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.  Luberski declares and represents that Luberski intends this Settlement and Release to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release, and Luberski intends the release herein to be final and complete.  Luberski executes this release with the full knowledge that this release covers all possible claims against the Daybreak Released Parties, to the fullest extent permitted by law.

5. Section 1542 Waiver. Luberski acknowledges and affirms that it is familiar with Section 1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Luberski knowingly and voluntarily waives the provisions of Section 1542 of the California Civil Code and acknowledges and agrees that this waiver is an essential and material term of this Release, and that without such waiver, this Release would not have been entered into. Luberski further acknowledges the significance and consequence of the release and the specific waiver of Section 1542 of the California Civil Code.

     6. Right to Collect from RTG & Personal Guarantors. Subject to the provisions of paragraph 2(b) above, nothing in this Settlement and Release Agreement shall be construed to limit Luberski’s right to collect the balance of any amounts due and owing under the Loan from co-debtor RTG and/or any personal guarantors, including, but not limited to David Wetmore, but excluding for all purposes Daybreak and any of Daybreak’s officers, agents or employees.  This Settlement and Release shall only be effective as to Daybreak and Daybreak’s officers, agents, and employees.

     7. Authority. The Parties represent and warrant that the undersigned individuals have the authority to act on behalf of the signing party and have the authority to bind that party, and all that may claim through it, to the terms and conditions of this Release.

     8. Representation. The Parties represent and warrant that they have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Release. No Party has relied upon any representations or statements made by any other party, which are not specifically set forth in this Release.

SETTLEMENT AND RELEASE AGREEMENT

     9. No Right to Rescission. The Parties represent and warrant that they have conducted all necessary investigations and have consulted with counsel and are not relying on any representations, except those contained in this Release, and the parties assume the risk of any untruths regarding any matters upon which they have relied and forever waive any rights to rescind this Release and the sole remedy for the parties is to enforce the terms of this Release.

     10. Severability. In the event that any provision hereof becomes declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said illegal provision.

     11. Entire Agreement. This Release represents the entire agreement and understanding between the parties, and represents the complete, final, and exclusive embodiment of their agreement concerning the matters set forth in the Recitals, further, this Release shall supersede and replace any and all prior and contemporaneous agreements, representations, and understandings regarding the subject of this Release. Notwithstanding the provisions of California Evidence Code Section 1152, this Release is admissible for purposes of enforcement.

     12. Counterparts: This Release may be executed in counterparts and each counterpart shall have the same force and effect as an original and constitute an effective, binding agreement on the part of each of the undersigned. This Release may be transmitted by facsimile or otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Release as of the date written below.

LUBERSKI, INC., a California corporation

By:	/s/ DONALD LAWSON	Date:	10 / 26 / 12

Name:	Don Lawson

Title:	Chief Financial Officer

DAYBREAK OIL AND GAS, INC., A Washington corporation

By:	/s/ JAMES F. WESTMORELAND	Date:	10 / 31 / 12

Name:	James F. Westmoreland

Title:	President

SETTLEMENT AND RELEASE AGREEMENT